Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 17, 2016, Trans World Entertainment Corporation (the “Company”) acquired (the “Acquisition”) all of the issued and outstanding capital stock of Etailz Inc. (“etailz”) pursuant to a share purchase agreement (the “Purchase Agreement”) by and among the Company, etailz, the equity holders of etailz (each a “seller” and, collectively, the “sellers”) and Thomas C. Simpson, as the sellers’ representative. Etailz, a leading digital marketplace retailer operating both domestically and internationally, uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions.

The unaudited condensed consolidated balance sheet at October 29, 2016 is presented in this exhibit consistent with the Company’s most recently filed Form 10-Q dated December 8, 2016, which reflects the preliminary acquisition of etailz consummated on October 17, 2016.

The following unaudited pro forma condensed combined statements of operations for the year ended January 30, 2016 and six months ended July 30, 2016 combine the historical results of operations of the Company and etailz, giving effect to the Acquisition as if it occurred on February 1, 2015. The unaudited pro forma condensed combined statement of operations for the year ended January 30, 2016, utilizes the consolidated historical results of the Company for the year ended January 30, 2016 and the historical results of etailz for the fiscal year ended December 31, 2015. The unaudited pro forma condensed combined statement of operations for the six months ended July 30, 2016, utilizes the consolidated historical results of the Company for the six months ended July 30, 2016 and the historical results of etailz for the six-months ended June 30, 2016.

The pro forma adjustments do not reflect any operating efficiencies or inefficiencies which may result from the Acquisition. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the business been combined during the periods presented and should not be taken as representative of future consolidated operating results. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of revenues and expenses during the reporting periods. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Actual results could differ, perhaps materially, from these estimates and assumptions.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except per share and share amounts)

October 29,
2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,708
Merchandise inventory	157,827
Other current assets	13,903
Total current assets	176,438

Net fixed assets	41,902
Goodwill	39,800
Net intangible assets	28,737
Restricted cash	16,100
Other assets	10,272
TOTAL ASSETS	$313,249

LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$61,956
Notes payable	5,936
Accrued expenses and other current liabilities	9,116
Deferred revenue	7,813
Current portion of capital lease obligations	---
Total current liabilities	84,821

Contingent consideration	10,381

Other long-term liabilities	28,927
TOTAL LIABILITIES	124,129

SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	---

Common stock ($0.01 par value; 200,000,000 shares authorized; 64,252,671 shares issued)	643

Additional paid-in capital	337,439

Treasury stock at cost (28,137,283 shares)	(230,144)
Accumulated other comprehensive loss	(658)
Retained earnings	81,840
TOTAL SHAREHOLDERS’ EQUITY	189,120
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$313,249

Unaudited Proforma Condensed Combined Statements of Operations

Twelve Months Ended January 30, 2016

	January 30,	December 31,	Proforma		Proforma
	2016	2015	Adjustments	Note 2	Combined
	Trans World	Etailz
Total revenue	$334,661	$93,292	-		$427,953
Cost of sales	204,089	68,800	-		272,889
Gross profit	130,572	24,492	-		155,064
Selling, general and administrative expenses	126,002	21,059	7,518	(1)	154,579
Income from operations	4,570	3,433	(7,518)		485
Interest expense	1,860	81	142	(2)	2,083
Other expense (income)	(160)	116	-		(45)
Income (loss) before income taxes	2,870	3,236	(7,660)		(1,553)
Income tax expense (income)	181	1,389	(1,389)	(3)	181
NET INCOME (LOSS)	$2,689	$1,847	$(6,271)		$(1,735)

BASIC INCOME PER SHARE:
Basic income (loss) per share	$0.09		($1.09)		($0.05)

Weighted average number of common shares outstanding – basic	31,167		5,731	(4)	36,898

DILUTED INCOME PER SHARE:

Diluted income (loss) per share	$0.09		($1.09)		($0.05)

Weighted average number of common shares outstanding – diluted	31,323		5,731	(4)	37,054

Unaudited Proforma Condensed Combined Statements of Operations

Six Months Ended July 30, 2016

	July 30, 2016	Six-months ended June 30, 2016	Proforma Adjustments	Note 2	Proforma Combined
	Trans World	Etailz
Total revenue	$140,078	$56,327	$-		$196,405
Cost of sales	82,551	41,385	-		123,936
Gross profit	57,527	14,942	-		72,469
Selling, general and administrative expenses	62,734	13,040	3,759	(1)	79,533
Income from operations	(5,207)	1,902	(3,759)		(7,064)
Interest expense	345	36	71	(2)	452
Other income	(1,017)	39	-		(978)
Income (loss) before income taxes	(4,535)	1,827	(3,830)		(6,538)
Income tax expense (income)	95	784	(784)	(3)	95
NET INCOME (loss)	$(4,630)	$1,043	$(3,046)		$(6,633)

BASIC AND DILUTED INCOME PER SHARE:
Basic and diluted income (loss) per share	($0.15)		($0.53)		($0.18)

Weighted average number of common shares outstanding – basic and diluted	30,576		5,731	(4)	36,307

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to SEC Regulation S-X Article 11, and presents the pro forma results of operations of the combined companies based upon the historical information after giving effect to the acquisition and adjustments described in these notes. The unaudited pro forma condensed combined statements of operations for the fiscal year ended January 30, 2016 and the six months ended July 30, 2016 are presented as if the acquisition had occurred on February 1, 2015.

The historical results of the Company have been derived from its financial statements contained in its Annual Report on Form 10-K for the year ended January 30, 2016 and the Company’s unaudited consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarterly period ended July 30, 2016. The historical results of etailz for the year ended December 31, 2015 have been derived from its audited financial statements which have been included in Exhibit 99.2 to the Form 8-K/A and its interim financial statements as of June 30, 2016 and 2015 which have been included in Exhibit 99.4 to the Form 8-K/A.

Overview of the Accounting for the Acquisition

The business combination is reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations, with Trans World being treated as the accounting acquirer. ASC 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired to be recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to affect the business combination be measured at the closing date of the business combination at the then current market price.

On October 17, 2016, the Company completed the purchase of all of the issued and outstanding shares of etailz, Inc. (“etailz”), an innovative and leading digital marketplace retail expert. The Company paid $32.3 million in cash, issued 5.7 million shares of TWMC stock at closing to the shareholders of etailz as consideration for their shares and paid $4.3 million in cash advances to settle obligations of the selling shareholders. Based on the fair value of $3.56 per share on the acquisition date, the shares had a value of $20.4 million. An earn-out of up to a maximum of $14.6 million will be payable in fiscal 2018 and fiscal 2019 subject to the achievement by etailz of $6 million in operating income in fiscal 2017 and $7.5 million in fiscal 2018 as outlined in the share purchase agreement.  In connection with the acquisition, the Company assumed the liability for etailz’s employee retention bonus plan, of which $1.9 million was due and payable at closing and funded as part of the cash advances and the remaining $2.3 million will be earned over a two year service period. The acquisition and related costs were funded primarily from the Company’s cash on hand and short term borrowings under its revolving credit facility. The acquisition was accounted for using the purchase method of accounting. As of October 29, 2016, the preliminary purchase accounting has not yet been finalized due primarily to the proximity of the closing date of the acquisition to the filing date of this quarterly report and the pending receipt of the final valuation for certain assets, including identifiable intangible assets.

The acquisition date fair value of the consideration for the above acquisition consisted of the following as of October 17, 2016 (in thousands):

Cash consideration	$36,600
Fair value of stock consideration	20,415
Fair value of contingent consideration	10,381
Fair value of indemnification consideration held in escrow	1,500
Fair value of purchase consideration	$68,896

The excess of purchase consideration paid over the fair value of identifiable assets acquired and liabilities assumed was recorded as goodwill. The goodwill recognized is not deductible for income tax purposes.

The following table summarizes the preliminary allocation of the aggregate purchase price to the estimated fair value of the net assets acquired:

($ in thousands)
October 17, 2016
Assets Acquired
Cash and Cash Equivalents	$1,800
Accounts receivable	1,533
Prepaid expenses and other current assets	6,603
Inventory	14,669
Property and equipment, net	649
Other long term-assets	12
Acquired intangible assets:
Trade names	3,200
Technology	6,700
Customer relationships	19,000
Unfavorable lease valuation	(125)
Goodwill	39,800
Total assets acquired	$93,841
Liabilities Assumed
Accounts payable	$4,227
Debt	5,289
Other current liabilities	7,927
Deferred taxes	7,502
Total liabilities assumed	$24,945
Net assets acquired	$68,896

The Company recognized total acquisition related costs of $2.2 million for the thirteen and thirty-nine weeks ended October 29, 2016. These costs are included in selling, general and administrative expenses in the Company’s condensed consolidated statements of operations.

2.	Pro Forma Adjustments

The preliminary amortization expense for the intangible assets acquired from etailz is as follows (in thousands):

(1)	Selling, general and administrative expenses- the following table summarizes the items included in SG&A:

		For the Year Ended	For the Six Months Ended
		January 30,	July 30,
	Note	2016	2016
Intangible amortization	(a)	3,880	1,940
Equity compensation	(b)	2,488	1,244
Incentive compensation	(c)	1,150	575
Total adjustment		$7,518	$3,759

(a)			Amortization Expense
	Weighted Average Amortization Period (in months)	Preliminary Fair Value	For the Year Ended January 30, 2016	For the Six Months Ended July 30, 2016

Vendor Relationships	120	$19,000	$1,900	$950
Technology	60	6,700	1,340	670
Trade names and trademarks	60	3,200	640	320
		28,900	3,880	1,940

(b) Adjustment reflects equity-based compensation expense of approximately $2.5 million and $1.2 million for the year ended January 30, 2016 and six months ended July 30, 2016, respectively, based on the grant date fair value as of 10/17/16, associated with restricted stock awards granted to a key etailz employee in connection with the acquisition.

(c) Adjustment reflects compensation expense of approximately $1.2 million and $0.6 million for the year ended January 30, 2016 and six months ended July 30, 2016, respectively, associated with incentive compensation granted to key etailz employees in connection with the acquisition.

(2)	Interest expense - adjustment reflects interest expense of approximately $142,000 and $71,000 for the year ended January 30, 2016 and six months ended July 30, 2016, respectively, associated with the assumption of

$4.7 million in debt in connection with the acquisition with a variable rate of 3.0%.

(3)	Income tax expense (benefit) – Adjustment reflects the reversal of income tax expense recorded by etailz that would be offset by deductions at the consolidated level.

(4)	Basic and diluted weighted-average common shares outstanding – The adjustments to basic and diluted weighted-average common shares outstanding reflect the acquisition as if it had occurred on February 1, 2015 (in shares).